Exhibit (a)(1)(c)
BROCADE COMMUNICATIONS SYSTEMS, INC.
OFFER TO AMEND CERTAIN OPTIONS AND CANCEL CERTAIN OTHER OPTIONS
ELECTION FORM
     Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Amend Certain Options and Cancel Certain Other Options (the “Offer to Amend or Cancel”); (2) the e-mail from Richard Deranleau, dated May 11, 2006; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended.
     The offer provides eligible employees who hold eligible stock options the opportunity to (i) amend certain outstanding options and receive cash payments, and (ii) cancel certain other outstanding options in return for cash payments, as described in Section 2 of the Offer to Amend or Cancel. This offer expires at 5:00 p.m., Pacific Time, on June 12, 2006 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
     If you participate in this offer, you must accept the offer with respect to all of the shares subject to an outstanding eligible option grant granted to you by Brocade. Vesting of any amended options on any date is subject to your continued employment with Brocade through each relevant vesting date. You will lose your rights to all options that are canceled under the offer.
     BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
     If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.
     You may withdraw this election as to some or all of your options by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 5:00 p.m., Pacific Time, June 12, 2006 unless extended.
     Please check the appropriate box:
     ☐       Yes, I wish to participate in the offer as to ALL of my eligible option grants listed on the Addendum issued to me.
     OR
     ☐       Yes, I wish to participate in the offer as to my eligible option grants listed below (please list):

Option Number	Grant Date

     OR
☐       No, I do NOT wish to participate in the offer as to any of my eligible option grants.
     If you elect Yes, all of the applicable options will be irrevocably amended or canceled on the last date on which this offer remains open for acceptance, which is expected to be June 12, 2006.

Employee Signature

Employee Name (Please print)	Corporate E-mail Address	Date and Time
RETURN TO ELIZABETH MOORE NO LATER THAN 5:00 P.M., PACIFIC TIME,
ON JUNE 12, 2006 BY FAX (408) 333-5900, BY E-MAIL TO 409ASTOCK@BROCADE.COM, OR BY HAND DELIVERY

BROCADE COMMUNICATIONS SYSTEMS, INC.
OFFER TO AMEND CERTAIN OPTIONS AND CANCEL CERTAIN OTHER OPTIONS
INSTRUCTIONS TO THE ELECTION FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.	Delivery of Election Form.
     A properly completed and signed original of this election form (or a facsimile of it) must be received by Elizabeth Moore either via hand delivery at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110, attention: Elizabeth Moore, or via e-mail to 409Astock@brocade.com, or via facsimile (fax number: (408) 333-5900), on or before 5:00 p.m., Pacific Time, on June 12, 2006 (referred to as the expiration date).
     The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Elizabeth Moore. You may hand deliver your election form to Elizabeth Moore at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110, or send it via e-mail to 409Astock@brocade.com, or you may fax it to Elizabeth Moore at (408) 333-5900. In all cases, you should allow sufficient time to ensure timely delivery. Brocade intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by June 12, 2006. Only responses that are complete, signed and actually received by Elizabeth Moore by the deadline will be accepted. Responses may only be submitted via fax, e-mail or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.
     Elizabeth Moore’s receipt of your election form is not by itself an acceptance of your options for amendment or cancellation. For purposes of the offer, we will be deemed to have accepted options for exchange with respect to which valid elections have been made and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance such options, which notice may be made by press release, e-mail or other method of communication.
     Brocade will not accept any alternative, conditional or contingent elections. Although it is Elizabeth Moore’s intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the election with respect to your options, except as provided for in the Offer to Amend or Cancel. Any confirmation of receipt sent to you will merely be a notification that Elizabeth Moore has received your election form and does not mean that your options have been amended or canceled. Your options that are accepted will be amended or canceled on the same day as the expiration of the offer, which is scheduled to be June 12, 2006.
2.	Withdrawal.
     If you have previously elected to accept this offer with respect to your options, you may withdraw that election with respect to some or all of the options with respect to which you have chosen to accept this offer at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on June 12, 2006. If we extend the offer, you may withdraw your options at any time until the extended expiration date.
     In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on July 10, 2006, you may withdraw your options at any time thereafter.

     To validly withdraw some or all of the options with respect to which you have previously chosen to accept this offer, you must deliver to Elizabeth Moore either via facsimile at (408) 333-5900, or via e-mail to 409Astock@brocade.com, or by hand to Elizabeth Moore at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Any options you do not withdraw will remain bound pursuant to your prior election form. Elizabeth Moore must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on June 12, 2006, unless we extend the offer.
3.	Elections.
     If you intend to accept the offer with respect to an option grant, you must accept the offer with respect to all of the shares subject to the option grant, except as noted herein. You may not pick and choose which of the shares subject to an option grant with which you choose to accept this offer. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. If an eligible option grant is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), you may only accept the offer with respect to the portion you beneficially own; such election must be with respect to all shares beneficially owned by you.
4.	Signatures on this Election Form.
     If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.
     If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Brocade of the authority of that person to act in that capacity must be submitted with this election form.
5.	Other Information on This Election Form.
     In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.
6.	Requests For Assistance or Additional Copies.
     You should direct questions about the terms of this offer or the tax consequences affecting your options to Deloitte at Brocade409A@deloitte.com.
     You should direct questions about this election form or any requests for additional copies of this Offer to Amend or Cancel to Elizabeth Moore at:
Elizabeth Moore
Brocade Communications Systems, Inc.
1745 Technology Drive, San Jose, CA 95110
Phone: (408) 333-5019

     Copies will be furnished promptly at Brocade’s expense.
7.	Irregularities.
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Important: The election form (or a facsimile copy of it) together with all other required documents must be received by Elizabeth Moore, on or before 5:00 p.m., Pacific Time, on June 12, 2006.
8.	Additional Documents to Read.
     You should be sure to read the offer, all documents referenced therein, and the e-mail from Richard Deranleau, dated May 11, 2006, before deciding to participate in the offer.
9.	Important Tax Information.
     You should refer to Section 14 of the Offer to Amend or Cancel and Schedules C through F of the Offer to Amend or Cancel, if applicable, which contain important U.S. and non-U.S. federal income tax information. We also recommend that you consult with a Deloitte financial planner regarding Section 409A or other personal advisors before deciding whether or not to participate in this offer.